DATA

PART A -- This part lists your personal data.

Owner: [JOHN DOE] Age: [60] Sex: [Male]

[Joint Life is NOT available under TSA and QP Certificates]
If the Certificate is issued on a joint life basis: **[Successor Owner:]** [MARY DOE] Age: [55] Sex: [Female]

If the Certificate is issued on a joint life basis with joint ownership rights in the Successor Owner (NQ only):
[Successor Owner (and joint owner): [MARY DOE] Age: [55] Sex: [Female]]

Annuitant: [JOHN DOE] Age: [60] Sex: [Male]

[Joint Life is NOT available under TSA and QP Certificates]
On a joint life basis: **[Joint Annuitant:]** [MARY DOE] Age: [55] Sex: [Female]
[Contract: Group Annuity Contract No. AC [2005IML-MC]] (2)

Contract/Certificate Number: [00000]

(1)

Endorsements Attached:
[Market Segment Endorsements]
[Endorsement Applicable to Non-Qualified Contracts/Certificates
Endorsement Applicable to IRA Contracts/Certificates
Endorsement Applicable to Roth IRA Contracts/Certificates
Endorsement Applicable to TSA Contracts/Certificates
Endorsement Applicable to Defined Contribution Qualified Plan Contracts/Certificates] (3)

[Endorsement Applicable to Accumulator Plus]
[Endorsement Applicable to Credits Applied to Annuity Account Value] (4)

[Investment Options Endorsements]
[Endorsement Applicable to Fixed Maturity Options
Endorsement Applicable to Guaranteed Interest Special Dollar Cost Averaging
Endorsement Applicable to Money Market Dollar Cost Averaging] (5)

Rider Attached:
[Guaranteed Withdrawal Benefit for Life Rider] (1)

Issue Date:	[February 1, 2006]	(1)
Contract Date:	[February 1, 2006]	
Maximum Maturity Date:	[February 1, 2041]	

[For Accumulator Core, Select and Elite] The Maturity Date may not be later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02)
[For Accumulator Plus] The Maturity Date may not be prior to [five years from the Contract Date] nor later than the Contract Date Anniversary which follows the Annuitant's [95th] birthday. (see Section 7.02) (1)/(6) (7)

We will notify you in the Contract Year that is at least one year prior to the year in which the maximum Maturity Date occurs so that you may elect (i) an Annuity Benefit described in Part VII we are then offering, (ii) a lump sum distribution of the Annuity Account Value or (iii) to extend the Maturity Date for a specified period. The Certificate will continue in its current status until we hear from you.

Beneficiary: [JANE DOE] (1)

PART B -- This part describes certain provisions of your Contract/Certificate.

[Applicable if the Special Dollar Cost Averaging program is available]
[Special Dollar Cost Averaging Rate [6.00%] through [December 31, 2006]] (8)

Guaranteed Interest Option:
Initial Guaranteed Interest Rate [3.25% through January 31, 2006; 3.00% through December 31, 2006] (9)
Lifetime Minimum Guaranteed Interest Rate [1% to 3%]

Contribution Limits:
Initial Contribution minimum: [$5,000.] (10)
Subsequent Contribution minimum: [$1,000]

Subsequent Contributions are not permitted after the later of: (i) the end of the first Contract Year and (ii) the date the first Withdrawal is taken. In no event are subsequent Contributions permitted after the older of the Annuitant and Owner attain age [84].

[We may refuse to accept any Contribution if the sum of all Contributions under all "Accumulator Series" Contract/Certificate with the same Annuitant or Owner would then total more than $1,500,000. ***[For all products except Accumulator Select]:*** If we accept any such Contribution under this Contract/Certificate, your Investment Options may be limited to the following: AXA Aggressive Allocation, AXA Conservative Allocation, AXA Conservative-Plus Allocation, AXA Moderate Allocation, AXA Moderate-Plus Allocation, the Guaranteed Interest Option, the Fixed Maturity Options and any account for Special Dollar Cost Averaging, if applicable.] ***[For issue ages 81-85, the following language will replace the immediately preceding sentence.]*** We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates of which you are Owner or under which you are the Annuitant would total $2,500,000.] (10)

Initial Contribution Received: [$100,000.00] (1)

[Applicable for Accumulator Plus only, and if indicated by Owner]
Expected First Year Contribution: [$ 1,000,000.00] (12)

Credit Amount – of Initial Contribution: [$ 25,000.00] (11)
(see *Endorsement Applicable to Credits Applied to Annuity Account Value*)

Investment Options available. Your initial allocation is shown.

- **[Variable Investment Options** (13)

[Variable Investment Options	Allocation
[AXA Aggressive Allocation	[$20,000.00]
AXA Conservative Allocation	
AXA Conservative-Plus Allocation	
AXA Moderate Allocation	
AXA Moderate-Plus Allocation	
AXA Premier VIP Aggressive Equity	
AXA Premier VIP Core Bond	
AXA Premier VIP Health Care	
AXA Premier VIP High Yield	
AXA Premier VIP International Equity	
AXA Premier VIP Large Cap Core Equity	
AXA Premier VIP Large Cap Growth	[$20,000.00]
AXA Premier VIP Large Cap Value	
AXA Premier VIP Mid Cap Growth	
AXA Premier VIP Mid Cap Value	

Variable Investment Options (continued)	**Allocation**
AXA Premier VIP Technology	
EQ/Alliance Common Stock	
EQ/Alliance Growth and Income	
EQ/Alliance Intermediate Gov't Securities	
EQ/Alliance International	
EQ/Alliance Large Cap Growth	
EQ/Alliance Quality Bond	
EQ/Alliance Small Cap Growth	
EQ/Ariel Appreciation II	
EQ/Bear Stearns Small Company Growth	
EQ/Bernstein Diversified Value	
EQ/Boston Advisors Equity Income	[$20,000.00]
EQ/Calvert Socially Responsible	
EQ/Capital Guardian Growth	
EQ/Capital Guardian International	
EQ/Capital Guardian Research	
EQ/Capital Guardian U.S. Equity	
EQ/Caywood-Scholl High Yield Bond	
EQ/Equity 500 Index	
EQ/Evergreen International Bond	
EQ/Evergreen Omega	
EQ/FI Mid Cap	
EQ/FI /Mid Cap Value	
EQ/GAMCO Mergers and Acquisitions	
EQ/GAMCO Small Company Value	
EQ/International Growth	
EQ/Janus Large Cap Growth	
EQ/JPMorgan Core Bond	
EQ/JPMorgan Value Opportunities	
EQ/Lazard Small Cap Value	
EQ/Legg Mason Value Equity	
EQ/Long Term Bond	
EQ/Lord Abbett Growth and Income	
EQ/Lord Abbett Large Cap Core	
EQ/Lord Abbett Mid Cap Value	[$20,000.00]
EQ/Marsico Focus	
EQ/Mercury Basic Value Equity	
EQ/Mercury International Value	
EQ/MFS Emerging Growth Companies	
EQ/MFS Investors Trust	
EQ/Money Market	
EQ/Montag & Caldwell Growth	
EQ/PIMCO Real Return	
EQ/Short Duration Bond	
EQ/Small Company Index	
EQ/TCW Equity	
EQ/UBS Growth and Income	
EQ/Van Kampen Comstock	[$20,000.00]
EQ/Van Kampen Emerging Markets Equity	

(13)

Variable Investment Options (continued)	**Allocation**
EQ/Van Kampen Mid Cap Growth	
EQ/Wells Fargo Montgomery Small Cap	
Laudus Rosenberg VIT Value Long/Short Equity	
U.S. Real Estate]]	

Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [49].

- **Guaranteed Interest Option ("GIO")**
  [The following language will be included for all products, except Accumulator Core]
  [No more than [25%] of each Contribution may be allocated to the GIO]

  [Account for Special Dollar Cost Averaging]

- **[Fixed Maturity Options ("FMOs")**

Fixed Maturity Option ("FMOs")	**Guaranteed Rate to Maturity**
[One Year	3.10%
Two Years	3.20%
Three Years	3.30%
Four Years	3.40%
Five Years	3.50%
Six Years	3.60%
Seven Years	3.70%
Eight Years	3.80%
Nine Years	3.90%
Ten Years	4.00%]

[If a FMO has a Guaranteed Rate to Maturity less than or equal to 3.00%, the following will appear]
[3.00% *Not currently available]]

[On or about February 5, 2007, on a new business basis, only the following Variable Investment Options may be available with the Guaranteed Withdrawal Benefit for Life Optional Benefit.]

Investment Options	**Allocation**
• [AXA Conservative Allocation Portfolio	[$20,000.00]
• AXA Conservative-Plus Allocation Portfolio	[$10,000.00]
• AXA Moderate Allocation Portfolio	[$20,000.00]
• AXA Moderate-Plus Allocation Portfolio	[$10,000.00]
• AXA Aggressive Allocation Portfolio	[$20,000.00]
• Guaranteed Interest Option	[$10,000.00]
• Account for Special Dollar Cost Averaging]	[$10,000.00]

Total: [$100,000.00]

Transfer Rules (see Section 4.02): [Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet, fax or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the unit value of any Variable Investment Option.] (16)

We reserve the right to:

a) [limit transfers among or to the Variable Investment Options to no more than once every 30 days,
b) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options,
c) establish a maximum dollar amount that may be transferred by an owner on any transaction date among Variable Investment Options,
d) reject transfer requests from a person acting on behalf of multiple contract/certificate owners unless pursuant to a trading authorization agreement that we have accepted.
e) restrict or prohibit transfers in connection with execution of Investment Fund instructions to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares,
f) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if weare concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the unit value of any Variable Investment Option or determine that you have engaged in any such strategy.] (16)

[The maximum amount that may be transferred from the Guaranteed Interest Option to any other Investment Option in any Contract Year is the greatest of: (17a)

(a) [25%] of the amount you have in the Guaranteed Interest Option on the last day of the prior Contract Year; or,
(b) the total of all amounts transferred at your request from the Guaranteed Interest Option to any of the other Investment Options in the prior Contract Year; or
(c) [25%] of the total of all amounts transferred or allocated into the Guaranteed Interest Option during that Contract Year.]

[The following language will be included for all products, except Accumulator Core]

[Transfers into the Guaranteed Interest Option are not permitted if the requested transfer would result in more than [25%] of the Annuity Account Value being allocated to the Guaranteed Interest Option, based on the Annuity Account Value of the previous business day. We may suspend these transfer restrictions upon notice to you. We will advise you of any such liberalization. We will also advise you at least 45 days in advance of the day we intend to reimpose any such restrictions, unless we have previously specified that date when we notified you of the liberalization.]

Minimum Withdrawal Amount (see Section 5.01): The minimum withdrawal amount for Lump sum Withdrawals is: [$300]. [Unless you specify otherwise, withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option. ***[If the Fixed Maturity Options and/or the Account for Special Dollar Cost Averaging are available, the following language will appear]*** [If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any additional amount required or the total amount of the withdrawal, as applicable, will be withdrawn from the Fixed Maturity Options, if available, in order of the earliest maturity date(s) first. [If there is insufficient value or no value in the Fixed Maturity Options, any remaining portion of the withdrawal or the total amount of the withdrawal, as applicable, will then be withdrawn from the Account for Special Dollar Cost Averaging.]] (17b)

[If we offer Guaranteed Annual Withdrawals through an optional Automatic Payment Plan]
[Guaranteed Annual Withdrawals

Withdrawals under [Automatic Payment Plans]:

Withdrawals under an [Automatic Payment Plan]: May not start sooner than [28] days after issue of this Contract/Certificate.

You may elect to receive automatic payments based on any of the following frequencies: [monthly, quarterly or annually]. The frequency you elect determines the amount of the Guaranteed Annual Withdrawal amount you receive on each scheduled payment date.

You may elect one of the following Automatic Payment Plans to receive your Guaranteed Annual Withdrawal amount. If you take a lump sum withdrawal once you have elected an [Automatic Payment Plan], the Plan will terminate for that and subsequent Contract Years. You may re-elect an [Automatic Payment Plan] in the following Contract Year provided your Annuity Account Value has not fallen to zero, as described in the Guaranteed Withdrawal Benefit for Life Rider.

> **[Maximum Payment Plan]:** The [Maximum Payment Plan] withdraws the full Guaranteed Annual Withdrawal amount each Contract Year. Payments are based on the frequency you elect under this plan. Each scheduled payment is equal to your Guaranteed Annual Withdrawal amount divided by the number of scheduled payments per year. Any payments that are to be made after the Annuity Account Value falls to zero, as described in the Guaranteed Withdrawal Benefit for Life Rider, will continue on the same frequency.
>
> **[Customized Payment Plan]:** The [Customized Payment Plan] withdraws a fixed amount that is not more than the Guaranteed Annual Withdrawal amount. Payments are based on the amount and frequency of the payment you elect under this plan. If payments are to be made after your Annuity Account Value falls to zero while you are taking payments under the [Customized Payment Plan], then the remaining balance for the Guaranteed Annual Withdrawal amount for the Contract Year in which your Annuity Account Value fell to zero will be paid in a lump sum and payments equal to the Guaranteed Annual Withdrawal amount will continue to be made thereafter in the same frequency as on the benefit transaction date.]

[Applicable only to the Traditional IRA, TSA and QP markets]
[Lifetime Required Minimum Distributions:

When the lifetime Required Minimum Distribution ("RMD") Rules described in any endorsement hereto apply to your Contract/Certificate, and you elect our Automatic RMD Withdrawal Service, any lifetime required minimum distribution payment we make to you under our Automatic RMD Withdrawal Service will not be treated as an Excess Withdrawal. If you elect either of our [Automatic Payment Plans] (the [Maximum Payment Plan] or the [Customized Payment Plan]) and our Automatic RMD Withdrawal Service, we will make a payment in addition to the Guaranteed Annual Withdrawal amount if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Certificate. The combined [Automatic Payment Plan] payments and lifetime required minimum distribution payment will not be treated as Excess Withdrawals. However, if you take any lump sum withdrawals in addition to your lifetime required minimum distribution while using our Automatic RMD Withdrawal Service and Automatic Payment Plan payments, the additional lump sum may cause an Excess Withdrawal and may be subject to a Withdrawal Charge, as described in the Guaranteed Withdrawal Benefit for Life Rider. Further, your Benefit Base and Guaranteed Annual Withdrawal amount may be reduced.

If you elect our Automatic RMD Withdrawal Service and do not elect one of our Automatic Payment Plans, that is, you elect to take your Guaranteed Annual Withdrawal amount in lump sum withdrawals, we will make a payment if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Contract/Certificate. Any lifetime required minimum distribution amount withdrawal you make under our Automatic RMD Withdrawal Service will not be treated as an Excess Withdrawal; however, any other lump sum withdrawals in

the same Contract Year may be treated as Excess Withdrawals.]

Normal Form of Annuity (see Section 7.04): [Life Annuity 10 Year Period Certain]
[For annuity commencement date ages 80 and greater the "period certain" is as follows]

Annuitization Age	Length of Period Certain
[Up to age 79	10
80 through 81	9
82 through 83	8
84 through 86	7
87 through 88	6
89 through 92	5
93 through 95	4]

Amount of Annuity Benefits (see Section 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any annuity certain (an annuity form which does not guarantee payments for a person's lifetime) except that, if the period certain is more than five years, the amount applied will be no less than 95% of the Annuity Account Value.

Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex (see Section 7.06):
[6%] per year

Minimum Amount to be Applied to an Annuity (see Section 7.06): [$2,000, as well as minimum of $20 for initial monthly annuity payment.]

Charges Deducted from Annuity Account Value (see Section 8.02):

(a) *Annual Administrative Charge:* During the first two Contract Years the charge is equal to the lesser of 2% of your Annuity Account Value or [$30]. Thereafter, the maximum charge is [$30] for each Contract Year. We will deduct a charge on each Processing Date before the deduction of any other charges if your Annuity Account Value is less than [$50,000.] The Administrative Charge will be deducted for the portion of any Contract Year in which a Death Benefit is paid, the Annuity Account Value is applied to purchase an Annuity Benefit, or the Contract/Certificate is surrendered.

(b) *[Guaranteed Withdrawal Benefit for Life] Charge:*
The charge for this benefit is a percentage of the [Guaranteed Withdrawal Benefit for Life] Benefit Base, as shown below, determined and deducted on each Contract Date Anniversary:

	Current	Maximum
on a single life basis:	[0.60%]	[0.75%]
[on a joint life basis:]	[0.75%]	[0.90%]

(c) *[Guaranteed Withdrawal Benefit for Life] Enhanced Death Benefit Charge:*
The charge for this benefit is [0.30%] of the [Guaranteed Withdrawal Benefit for Life] Enhanced Death Benefit Base, determined and deducted on each Contract Date Anniversary.

[Applicable to [Guaranteed Withdrawal Benefit for Life and [Guaranteed Withdrawal Benefit for Life] Enhanced Death Benefit] Charges]
We will deduct the above charge(s) for the portion of any Contract Year in which this benefit is terminated, a Death Benefit is paid pursuant to Section 6.02, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05, or the Contract/Certificate is surrendered pursuant to Section 5.02.

[Applicable to all of the above charges]

The above charges will be deducted from the Annuity Account Value in the Variable Investment Options and the Guaranteed Interest Option on a pro rata basis. ***[If the Fixed Maturity Options and/or the Account for Special Dollar Cost Averaging are available, the following language will appear. On or about February 5, 2007, on a new business basis, FMOs will not be available with the Guaranteed Withdrawal Benefit for Life Optional Benefit.]*** [If there is insufficient value or no value in the Variable Investment Options and the Guaranteed Interest Option, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from Fixed Maturity Options, if available, in order of the earliest maturity date(s) first. [If there is insufficient value or no value in the Fixed Maturity Options, any remaining portion of the charge or the total amount of the charge, as applicable, will then be deducted from the Account for Special Dollar Cost Averaging.]]

Number of Free Transfers (see Section 8.03): Currently, the number of free transfers is unlimited, subject to the terms of Sections 5.01 and 8.04. However, we reserve the right to limit the number of free transfers to [12 transfers per Contract Year].

[For each additional transfer in excess of the free transfers, we will charge {[$25] ***or*** [2% of each transaction amount]} at the time each transfer is processed. The Charge is deducted from the Investment Options from which each transfer is made on a pro-rata basis. This charge may change, subject to a maximum of $35 for each transaction.]

PART D -- This part describes certain provisions of your [Guaranteed Withdrawal Benefit for Life] Rider.

[GWB for Life] Benefit - Applicable Percentage: The Applicable Percentage is based on age at the time of the first withdrawal as described in the [GWB for Life] Benefit Rider.

Age	Applicable Percentage
[45 to 64	[4%
65 to 74	5%
75 to 84	6%
85 and older]	7%]

If your Benefit Base increases due to an Annual Ratchet after withdrawals begin, the Applicable Percentage may be increased based on the age at the time of the Annual Ratchet as follows:

Age	Applicable Percentage
[65 to 74	Increased to [5%]
75 to 84	Increased to [6%]
85 and older]	Increased to [7%]